EXHIBIT 99.1

NEWS

Omega Protein Reports 7 Cents Per Share

Third Quarter Profit

HOUSTON, October 29, 2004 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of fish oil rich in Omega-3 fatty acids and specialty fish meal products, today reported net income of $1.8 million (7 cents a share) for the third quarter of 2004, compared with net income of $740,000 (3 cents a share) for the third quarter of the previous year.

Revenues for the third quarter ended September 30, 2004 were $41.5 million compared with revenues of $32.2 million for the comparable quarter of 2003. Omega Protein reported gross profit of $5.1 million for the 2004 third quarter, versus gross profit of $3.6 million for the third quarter of 2003.

For the nine months ended September 30, 2004, the Company had revenues of $93.0 million, compared with $84.5 million in revenues for the first nine months of 2003. Omega Protein reported gross profit of $14.2 million for the nine-month period in 2004, versus gross profit of $16.2 million for the comparable period a year earlier. The Company had net income of $4.3 million (18 cents a share) for the 2004 nine-month period, compared with net income of $5.8 million (24 cents a share) for the first nine months of 2003.

Omega Protein’s third quarter results, as well as the results for the nine months ended September 30, 2004, reflect reduced margins due to less than expected fish catch in the Gulf of Mexico caused by adverse weather conditions. The reduced fish catch results in higher cost inventories and correspondingly higher cost of sales, as well as less product available for future sales.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, a fish rich in Omega-3s that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) Omega Protein’s expectations regarding demand for Omega-3 fatty acids and other refined fish oils proving to be incorrect; (2) purchasers utilizing Omega-3 sources other than OmegaPure®; and (3) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control. These and other factors are described in further detail in Omega Protein’s filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10-K under the heading “Risk Factors and Significant Factors That May Affect Forward-Looking Statements.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2004	2003	2004	2003
	(in thousands, except per share amounts)
Revenues	$41,501	$32,151	$93,013	$84,544
Cost of sales	36,376	28,553	78,821	68,346

Gross profit	5,125	3,598	14,192	16,198
Selling, general and administrative expense	2,425	2,232	7,305	6,711

Operating income	2,700	1,366	6,887	9,487
Interest income (expense), net	82	(178)	(289)	(497)
Other expense, net	(55)	(12)	(161)	(42)

Income before income taxes	2,727	1,176	6,437	8,948
Provision for income taxes	911	436	2,148	3,181

Net income	$1,816	$740	$4,289	$5,767

Basic earnings per share	$0.07	$0.03	$0.18	$0.24

Average common shares outstanding	24,517	24,279	24,451	24,129

Diluted earnings per share	$0.07	$0.03	$0.16	$0.22

Average common shares and common share equivalents outstanding	26,466	25,982	26,439	25,692

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	September 30, 2004	December 31, 2003
	(in thousands)
ASSETS
Current assets	$96,783	$97,445
Property and equipment, net	97,029	85,231
Deferred tax assets, net	536	405
Other assets	2,108	3,087

Total assets	$196,456	$186,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$22,166	$16,508
Long-term debt, less current maturities	16,367	17,605
Other long-term liabilities	7,359	6,838
Stockholders’ equity	150,564	145,217

Total liabilities and stockholders’ equity	$196,456	$186,168

CONTACT:

Investor Relations, (713) 623-0060

Web site: www.omegaproteininc.com

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